UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
November 22, 2011

Wabash National Corporation
 (Exact name of registrant as specified in its charter)

Delaware	1-10883	52-1375208
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1000 Sagamore Parkway South, Lafayette, Indiana 47905
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:
(765) 771-5310
__________________

Not applicable
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Section 8 – Other Events

Item 8.01.  Other Events.

As previously reported and updated by Wabash National Corporation (the “Company”) in its Form 10-Q filed with the Securities and Exchange Commission on November 1, 2011, Bernard Krone Indústria e Comércio de Máquinas Agrícolas Ltda. ("BK") filed suit against the “Company” in March 2001 in the Fourth Civil Court of Curitiba in the State of Paraná, Brazil.

The suit arose out of a joint venture agreement between BK and the Company related to marketing of RoadRailer trailers in Brazil and other areas of South America.  When BK was placed into the Brazilian equivalent of bankruptcy late in 2000, the joint venture was dissolved.  BK subsequently filed its lawsuit against the Company alleging that it was forced to terminate business with other companies because of the exclusivity and non-compete clauses purportedly found in the joint venture agreement.   The Company answered the complaint in May 2001, denying any wrongdoing and refuting BK’s allegation that the joint venture agreement contained exclusivity or non-compete restrictions.

A bench (non-jury) trial was held on March 30, 2010 in Curitiba, Paraná, Brazil.   On November 22, 2011, the Fourth Civil Court of Curitiba partially granted BK’s claims, and ordered Wabash to pay BK damages  totaling approximately R$26.7 million (Brazilian Reais), which is approximately $15 million U.S. dollars using current exchange rates.  Wabash immediately filed for clarification of the judgment, which renders the judgment unenforceable at this time.  Wabash also plans to appeal the judgment to the State of Paraná Court of Appeals.  The Court of Appeals has the authority to re-hear all facts presented to the lower court, as well as to reconsider the legal questions presented in the case, and to render a new judgment in the case without regard to the lower court’s findings.  Pending outcome of this appeal process, the judgment is not enforceable by the plaintiff. Any ruling from the Court of Appeals would not be expected prior to the third quarter of 2012, and, accordingly, the judgment rendered by the lower court cannot be enforced prior to that time, and may be overturned or reduced as a result of this process.  The Company believes that the claims asserted by BK are without merit and the Company intends to continue to vigorously defend its position.  However, at this time, the Company is not able to predict the ultimate outcome of the case and is unable to determine a reasonable estimate of the dollar amount of damages, if any, that Wabash may be required to pay at the conclusion of the case.   Accordingly, the Company does not expect to record a charge with respect to this loss contingency in the fourth quarter of 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

WABASH NATIONAL CORPORATION

Date: December 1, 2011	By:	/s/ Mark J. Weber Mark J. Weber Senior Vice President and Chief Financial Officer